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Exhibit 10.1

CYNTHIA HOLDINGS LIMITED
CRAIGMUIR CHAMBERS, P.O. BOX 71, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS



April 30, 2003                                            BY FAX   330-877-0620
                                                          ---------------------


THE HAVANA GROUP INC.
5701 Mayfair Road
North Canton, Ohio
U.S.A. 44720

ATTENTION:        WILLIAM L. MILLER

Dear Bill:

RE:               ARGENTINE OIL AND GAS INTERESTS
-------------------------------------------------

Further to our recent discussions, this letter will serve to confirm the agreement of Cynthia Holdings Limited ("Cynthia") and The Havana Group Inc. ("Havana") to amend the letter agreement of February 5, 2003, as amended by a letter agreement dated March 31, 2003 (collectively the "Agreement") whereby Cynthia has agreed to sell to Havana an effective 50% interest in certain oil and gas rights in the Cuyana Basin of central Argentina known as exploration block #CC&B-9 (the "Santa Rosa Property") which is owned by Cynthia's wholly-owned Argentine subsidiary Exploraciones Oromin, S.A. ("Oromin").

In consideration of the respective covenants and agreements of the parties contained herein, the sum of one dollar paid by each party hereto to each of the other parties hereto and other good and valuable consideration, (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties agree as follows:

1. Cynthia agrees to sell and Havana agrees to purchase 1,000 common voting shares in the capital stock of Cynthia (the "Shares"), which will represent 50% of the voting shares of Cynthia, for the sum of US$1,500,000 (the "Purchase Price"), PROVIDED HOWEVER that the Purchase Price shall be adjusted to equal that amount that the Purchase Price would have equalled if it had been converted into Canadian dollars on July 31, 2002;

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2.       The Purchase Price shall be paid by Havana to Cynthia from time to time and Cynthia shall issue and deliver to Havana one Share for every US$1,500 paid to Cynthia, as adjusted in accordance with paragraph 1 above;

3. In addition to the payment of the Purchase Price, Havana agrees that it shall deliver to Irie Isle Limited ("Irie"), upon making the first payment under paragraph 2 above, 1,000,000 shares of its unregistered common stock;

4. Havana acknowledges that there are currently outstanding 1,000 common voting shares and 23,744 non-voting redeemable preference shares with a par value of $C100 per share (the "Preference Shares") in the capital stock of Cynthia all of which are held by Irie Isle Limited ("Irie") and that upon Havana paying to Cynthia the full Purchase Price, Cynthia will redeem all Preference Shares which it has not already redeemed;

5. Havana and Irie agree that all required funding for the operations of Oromin will be borne equally by each party pursuant to monthly cash calls from Cynthia to Irie and Havana which shall be paid within ten
         (10) days of the receipt of such cash calls by Irie and Havana such cash calls will be structured as subscriptions for additional common voting shares of Cynthia by Irie and Havana to keep the ownership levels at 50% each;

6. Havana and Irie agree that Irie will be the operator of Oromin and will have a casting vote on all decisions to be made in respect of Oromin's operations;

7. Havana acknowledges that Oromin holds a demand promissory note (the " OLE Note") from Oromin Explorations Ltd. ("OLE"), Irie's parent company, and Irie and Havana agree that Oromin shall not make demand for payment from OLE under the OLE Note and that the OLE Note will be retired by any payments made by Cynthia (and funded by Irie and Havana) required to fund Oromin's operations;

8. The parties agree that Oromin will be used to acquire all other oil and gas interests in the Republic of Argentina and in the event that the parties wish to acquire oil and gas interests in other countries, Cynthia will cause to be incorporated subsidiaries for each such country to hold such interests, which subsidiaries shall be wholly-owned by Cynthia and whose operations shall be funded equally by Irie and Havana;

9. The parties agree to use their best efforts to expeditiously and in good faith settle the terms of and execute a comprehensive agreement incorporating the terms hereof as well as all reasonable provisions as may be advisable for the efficient operation of Oromin;

10.      Time shall be of the essence of this letter agreement;

11. All notices and deliveries shall be by courier or fax to Cynthia or Irie at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands, fax # 284-494-3547, with a copy to fax #604-331-8773, and to Havana at 5701 Mayfair Road, North Canton, Ohio, U.S.A. 44720, fax # 330-492-8149;

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12.      This letter agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof and Bible hereby assigns to Havana any and all interest it may have had to the Shares pursuant to any such prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise.

If the foregoing accords with your understanding of our agreement, please acknowledge your acceptance of, and agreement to be bound by, the terms and conditions of this letter agreement by signing the enclosed copy hereof in the space provided and returning same to us. We confirm that this letter agreement may be executed in two counterparts each of which will be deemed to be an original and both of which will be deemed to constitute one agreement.

Yours Truly,                                  Agreed to and accepted this
CYNTHIA HOLDINGS LIMITED                      30th day of April, 2003

/s/ Chet Idziszek                             /s/ Frederick Berndt
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Per: Chet Idziszek                            Bible Resources Limited
Director

                                              /s/ William L. Miller
                                              ----------------------------------
CI:ea                                         The Havana Group, Inc.

                                              /s/ Chet Idziszek
                                              ----------------------------------
                                              Irie Isle Limited

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